Exhibit 10.3.2
PINNACLE WEST CAPITAL CORPORATION
SUPPLEMENTAL EXCESS BENEFIT
RETIREMENT PLAN OF 2005

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PINNACLE WEST CAPITAL CORPORATION
SUPPLEMENTAL EXCESS BENEFIT RETIREMENT PLAN OF 2005
ARTICLE ONE — PREAMBLE
          Effective January 1, 1987, PINNACLE WEST CAPITAL CORPORATION (the “Company”) adopted the PINNACLE WEST CAPITAL CORPORATION SUPPLEMENTAL EXCESS BENEFIT RETIREMENT PLAN (the “Prior Plan”) for the purpose of paying retirement benefits to certain employees in excess of the benefits permitted to be paid under the Pinnacle West Capital Corporation Retirement Plan (the “Retirement Plan”) by reason of Section 415 of the Internal Revenue Code (the “Code”). The Prior Plan was thereafter amended several times to provide additional benefits, thereby changing the Prior Plan from an “excess benefit plan” under the Employee Retirement Income Security Act of 1974, as amended (the “Act”), to a “top hat” plan under the Act.
          Effective January 1, 1982, ARIZONA PUBLIC SERVICE COMPANY (“APS”) adopted the ARIZONA PUBLIC SERVICE COMPANY SUPPLEMENTAL EXCESS BENEFIT RETIREMENT PLAN (the “APS Plan”) for the purpose of paying retirement benefits to certain employees in excess of the benefits permitted to be paid under the Arizona Public Service Company Employees’ Retirement Plan (the “APS Retirement Plan”) by reason of Section 415 of the Code. The APS Plan was thereafter amended several times to provide additional benefits, thereby changing the APS Plan from an “excess benefit plan” under the Act to a “top hat” plan under the Act.
          Effective January 1, 2000, the Company and APS amended and restated the Prior Plan and the APS Plan to merge the APS Plan into the Prior Plan and to make other technical changes. The Prior Plan was amended several times thereafter.
          Effective January 1, 2003, the Company amended the Prior Plan to add a new benefit structure.

          Effective December 31, 2004, the Company amended the Prior Plan to “grandfather” from the application of Code Section 409A benefits with respect to only those participants who neither earned nor became vested in a supplemental excess benefit after December 31, 2004. Only the benefits of such participants are provided under the terms of the Prior Plan.
          This Plan applies to the entire benefit of any participant who either earned or became vested in all or any portion of his or her benefits on or after January 1, 2005.

ARTICLE TWO

CONSTRUCTION
          Terms capitalized in this Plan shall have the meaning given in Article Two of the Retirement Plan, governing definitions and construction, except where such terms are otherwise defined in this Plan. If any provision of this Plan is determined to be invalid or unenforceable for any reason, the remaining provisions shall continue in full force and effect. All of the provisions of this Plan shall be construed and enforced according to the laws of the State of Arizona, and shall be administered according to the laws of such state, except as otherwise required by the Act, the Code or other applicable federal law. It is the intention of the Company that the Plan, as adopted by the Company, shall constitute an “unfunded plan of deferred compensation for a select group of management and highly compensated employees” within the meaning of Sections 201(2) and 301(3) of the Act. Benefits under this Plan shall be paid from the Company’s general assets, and not from any trust fund or other segregated fund, unless paid out of a rabbi trust established by the Company. The assets of any such rabbi trust shall be subject to the claims of the general creditors of the Company. This Plan shall be construed in a manner consistent with the Company’s intention.
ARTICLE THREE

ELIGIBILITY AND PARTICIPATION
          Employees of the Company or its Affiliates who are individually designated as Plan participants by the Human Resources Committee of the Board of Directors of the Company (“Committee”), in its discretion, shall be eligible to participate in the Plan, and such designated individuals shall be considered “Eligible Employees.”
          (a) Officers. Except as provided by the Committee, Eligible Employees who are officers of the Company or an Affiliate which is a participating employer under the Retirement Plan shall be entitled to the benefits described in Section 4(a); provided, however, that presidents and other officers of APS Energy Services and subsidiaries of SunCor are not eligible to participate in the Plan and are therefore not considered officers for this purpose unless otherwise selected for participation by the Committee.
          (b) SMG Participants. Except as provided by the Committee, Eligible Employees of the Company or an Affiliate which is a participating employer under the Retirement Plan who are not officers shall be entitled to the benefits described in Section 4(b).
          (c) Commencement of Participation. An Eligible Employee shall commence participation in this Plan as of the first day of the Plan Year following the date the Committee designates him or her as a participant. Such participation shall continue until the date on which the participant is no longer designated as an Eligible Employee by the Committee.
          (d) Status Change. Notwithstanding the foregoing, if the status of a participant changes for reasons other than separation from service with the Company or an Affiliate which is a participating employer under the Retirement Plan, so that he or she no longer is eligible to participate in the Plan, his or her participation in the Plan shall cease but his or her benefit under this Plan as of the date of his or her change of status shall not be canceled or distributed, but shall be determined upon his or her separation from service with the Company or an Affiliate.
          (e) Rehires. In the event that a Participant terminates employment and is later rehired, he or she shall not be eligible to participate in the Plan again unless such individual is again individually designated as a Plan participant by the Committee following his or her rehire.
ARTICLE FOUR

BENEFITS
          A participant whose entire benefit was both earned and vested on December 31, 2004 (as determined under regulations issued under Code Section 409A) shall receive such benefit under the Prior Plan. All other participants shall receive their entire benefit under the terms outlined below.
          (a) Officer Benefits.
          (1) Group A Participants. Subject to ARTICLE SEVEN, a participant who is eligible under Section 3(a) and who is a Group A Participant under the Retirement Plan shall be entitled to a monthly benefit for life commencing at age 65 equal to the lesser of (i) or (ii), reduced by (iii), where
          (i) Equals three percent (3%) of the participant’s Average Monthly Compensation multiplied by the participant’s Years of Service, not to exceed ten (10) Years of Service, plus two percent (2%) of the participant’s Average Monthly Compensation multiplied by the participant’s Years of Service in excess of ten (10) Years of Service,
          (ii) Equals sixty percent (60%) of the participant’s Average Monthly Compensation, and
          (iii) Equals the amount of such participant’s monthly benefit for life at age 65 determined under the terms of the Retirement Plan.
          (2) Group B Participants. Subject to ARTICLE SEVEN, a participant who is eligible under Section 3(a) and who is a Group B Participant under the Retirement Plan shall be entitled to a monthly benefit for life commencing at age 65 equal to the sum of (i) and (ii), where
          (i) Equals the benefit determined under the formula set forth above in this Section 4(a)(1) for a Group A Participant in the Retirement Plan based on the participant’s Years of Service as of March 31, 2003 (March 31, 2006 in the case of a SunCor participant) and his or her Average Monthly Compensation as of the date of determination. Years of Service as of March 31, 2003 (March 31, 2006 in the case of a SunCor participant) shall equal his or her full Years of Service as of such date plus a partial Year of Service equal to the lesser of one (1) or a fraction, the numerator of which is the participant’s Hours of Service earned during the period beginning on the day after the last day of his or her Computation Period ending prior to March 31, 2003 (March 31, 2006 in the case of a SunCor participant) and ending on March 31, 2003 (March 31, 2006 in the case of a SunCor participant), and the denominator of which is 1,000, and

          (ii) Equals the monthly benefit for life payable at age 65 which is the Actuarial Equivalent of a lump sum benefit equal to the participant’s Supplemental Retirement Account Balance minus the participant’s Retirement Account Balance under the Retirement Plan. For the avoidance of doubt, if the amount under this Section 4(a)(2)(ii) is a negative number, it will serve as an offset against the amount payable under Section 4(a)(2)(i).
          (3) Group C Participants. Subject to ARTICLE SEVEN, a participant who is eligible under Section 3(a) and who is a Group C Participant under the Retirement Plan shall be entitled to a monthly benefit for life commencing at age 65 equal to the Actuarial Equivalent of a lump sum benefit equal to (i) reduced by (ii), where
          (i) Equals the participant’s Supplemental Retirement Account Balance, and
          (ii) Equals the participant’s Retirement Account Balance under the Retirement Plan.
          A participant’s Supplemental Retirement Account Balance shall be a notional account credited with Monthly Retirement Account Balance Credits and Interest Credits. For purposes of this Plan, Monthly Retirement Account Balance Credits shall be determined under the general methodology set forth in the Retirement Plan based on the participant’s Monthly Compensation for the month but using the following chart; provided that, except for a Group C Participant, a participant shall not receive a Monthly Retirement Account Balance Credit after the last day of the calendar year in which he or she is credited with twenty-five (25) Years of Service, with twenty-five years (25) Years of Service defined as twenty-five (25) full twelve (12) month periods in duration.

Age at End of Plan Year in	Percent of Monthly
Which Month Occurs	Compensation Contribution Rate
Less than 35	12%
35-39	14%
40-44	16%
45-49	20%
50-54	24%
55 and over	28%
          (4) Compensation. For purposes of this Section 4(a), Compensation and Monthly Compensation shall be determined without regard to the limitation set forth in Section 401(a)(17) of the Code and shall be increased by any cash payments made to the participant pursuant to “year-end” bonus or incentive plans maintained by the Company or an Affiliate which is a participating employer under the Retirement Plan for employees generally and by any amounts deferred by the participant under any of the Company’s or such an Affiliate’s deferred compensation plans for employees. Bonus or incentive payments made in a form other than cash, bonus or incentive payments which are not “year-end” bonus or incentive payments, bonus or incentive payments under individual agreements between the Company or such an Affiliate and a participant, and large asset bonus plan payments shall not be taken into account as Compensation and Monthly Compensation for purposes of this Plan unless the Company’s President or Chief Executive Officer determines, in his or her discretion, that such bonus or incentive payment shall be taken into account as Compensation and Monthly Compensation under this Plan. Subject to the foregoing, (a) eligible bonuses and incentive payments (including eligible bonuses and incentive payments paid after termination) shall be taken into account as Compensation and Monthly Compensation in the year in which such amounts are paid rather than in the year in which they are earned, provided that the Company’s President or Chief Executive Officer shall have the authority to determine, in his or her discretion, that such bonus or incentive payment shall be taken into account in the year in which such amounts are earned rather than in the year in which they are paid, (b) Retention Unit Awards granted in a calendar month which become vested shall be counted as Compensation paid and earned in such calendar month; provided, however, that if Retention Unit Awards are taken into account in determining a participant’s Average Monthly Compensation with respect to benefits described in Sections 4(a)(1) or 4(a)(2)(i), no more than two other year-end bonus or incentive payments will be taken into account in determining such Average Monthly Compensation. Effective for SunCor bonuses earned in 2006 and later years, bonuses paid to the SunCor President and Executive Vice Presidents shall be included in Compensation or Monthly Compensation only to the extent of 100% of base pay, and the bonuses paid to SunCor Vice Presidents shall be included in Compensation or Monthly Compensation only to the extent of 70% of base pay. The Company’s President or Chief Executive Officer shall have the sole and absolute discretion to determine whether a bonus or incentive payment made to a participant constitutes Compensation or Monthly Compensation for purposes of this Section 4(a) and may differentiate among individuals in establishing the bonus or incentive payments that may be taken into account under the Plan.
          (5) Promotion to Officer Status. In the event that an Eligible Employee is promoted to officer status, his or her Traditional Benefit and Retirement Account Balance Benefit shall be retroactively calculated as if he or she had served as an officer during the entire period of his or her employment with the Company or any of its Affiliates.
          (b) SMG Participants.
          Subject to ARTICLE SIX and ARTICLE SEVEN, any participant who is designated for participation pursuant to Section 3(b) and who receives a benefit under the Retirement Plan, or such participant’s surviving spouse or beneficiary in the event of the participant’s death, shall be entitled to a benefit payable in accordance with this ARTICLE FOUR and with ARTICLE FIVE equal to (i) reduced by (ii), where
          (i) Equals the amount of such participant’s or surviving spouse’s or beneficiary’s benefit under the Retirement Plan computed under the provisions of the Retirement Plan but without regard to the cap on Compensation in Section 2.1(n) and the limitations in

Section 5.13 of the Retirement Plan and the provisions of Sections 401(a)(17) and 415 of the Code; and
          (ii) Equals the amount of such participant’s or surviving spouse’s or beneficiary’s benefit which would be payable under the terms of the Retirement Plan if the participant or his or her surviving spouse or beneficiary were to receive payment under the Retirement Plan at the same time and in the same form as benefits are payable under this Plan.
          For purposes of this Section 4(b), Compensation shall include any amount of the participant’s regular salary that the participant elects to defer under any deferred compensation plans for employees of the Company or an Affiliate which is a participating employer under the Retirement Plan (including amounts deferred before participation in the Plan commences) and shall exclude all bonus or incentive payments paid to the participant.
          (c) Average Monthly Compensation.
          For purposes of computing a participant’s Average Monthly Compensation, such term shall have the same meaning as under the Retirement Plan except that the highest 36 consecutive months of Compensation will be determined based on the participant’s entire period of employment (instead of only the most recent 120 consecutive months of employment as provided in the Retirement Plan).
          (d) Disability Accrual.
          A participant who is earning a disability accrual under Section 4.5 of the Retirement Plan shall continue to accrue benefits under this Plan until the earlier of the date disability accrual ceases under the Retirement Plan or the date his or her benefits commence under this Plan.
          (e) Recognition of Benefits under Separate Agreements.
          In the event that the Company or an Affiliate enters into a separate agreement with an Eligible Employee which provides that the payment of benefits under the Plan shall be modified as provided in such agreement, the Plan shall be deemed to have been amended to reflect the terms of any such agreement.

ARTICLE FIVE

PAYMENT OF BENEFITS ON AND AFTER JANUARY 1, 2009
          (a) Officer Traditional Benefits Described in Sections 4(a)(1) and 4(a)(2)(i).
          (1) Time for Commencement. A participant may elect the time for commencement of payment of benefits described in Sections 4(a)(1) and 4(a)(2)(i) on or before the later of December 31, 2008 or the day before the Committee designates the individual as a participant in this Plan. Any such election shall be irrevocable except as provided in Section 5(e). A participant desiring to make the election described in the preceding sentence may elect to receive his or her benefits described in Sections 4(a)(1) or 4(a)(2)(i) upon the later of separation from service or a specified age after age 55 (age 54 for an individual who has severed from employment before 2009 and, as a result of such severance, has received an additional year of age and service under the Retirement Plan and has therefore become entitled to receive Traditional Benefits under the Retirement Plan at age 54) and on or before age 65. Such election of a commencement age before age 65 will be effective only if the participant has ten Years of Service upon his or her separation from service. In the absence of such an election, the participant’s benefits described in Section 4(a)(1) or 4(a)(2)(i) will commence as follows: (i) upon separation from service if at the time of such separation from service he or she has either attained age sixty-five (65) or has both attained age fifty-five (55) and completed ten (10) Years of Service; or (ii) age sixty-five (65) if at the time of such separation from service he or she has neither attained age sixty-five (65) nor both attained age fifty-five (55) and completed ten (10) Years of Service. Such benefits shall be unreduced if they commence on or after the date on which the participant attains the age of sixty-five (65) years or attains the age of sixty (60) years and is credited with at least twenty (20) Years of Service. If benefits commence earlier than as provided in the preceding sentence, the portion of his or her benefit calculated in accordance with Section 4(a)(1) or 4(a)(2)(i) shall be reduced by three percent (3%) for each year (or part thereof) by which the participant’s retirement age precedes the date on which he or she would have attained the age of sixty (60) years if he or she is credited with at least twenty (20) Years of Service or the date on which he or she would have attained the age of sixty-five (65) years if credited with less than twenty (20) Years of Service.
          (2) Form of Payment. This section governs the election of the form of payment of benefits described in Sections 4(a)(1) and 4(a)(2)(i). A participant may elect to receive such benefits in the form of a life annuity or any joint and survivor annuity form (with the participant’s spouse as joint annuitant) permitted under the Retirement Plan. In addition, a participant who commences benefits after 2007 shall have a five-year installment option with respect to any benefits payable after 2008 under Sections 4(a)(1) or 4(a)(2)(i). However, a participant must elect the five-year installment form of benefit on or before the later of December 31, 2008 or the day before the Committee designates the individual as a participant in this Plan. If a participant has not elected the five-year installment form of benefit as provided in the preceding sentence, then the participant may elect an annuity form of payment at any time up until the date payments are scheduled to commence. Except as provided in the preceding sentence or in Section 5(e), any such election of the form of payment shall be irrevocable. In the absence of an election regarding the form of payment, benefits payable to a single participant under Section 4(a)(1) or Section 4(a)(2)(i) shall be payable as a life annuity and to a married participant as a monthly payment to the participant for his or her life equal to the amount determined under Section 4(a)(1) or Section 4(a)(2)(i) and upon his or her death, shall provide monthly payments to the participant’s spouse for life equal to one hundred percent (100%) of the monthly payment being received by the participant at the time of his or her death. A participant may not elect to receive such benefits in any form not described in this Section, such as the ten-year certain form or the method described in Section 6.6 of the Retirement Plan (the “Over-and-Under Payment Method”).
          (3) Actuarial Adjustments. The joint and 50% survivor annuity form shall be fully subsidized (i.e., the amount of the benefit payable for the participant’s life under the joint and 50% survivor annuity shall be equal to the amount of the benefit payable for the participant’s life under the life only benefit). Alternate joint and survivor payment forms shall be actuarially equivalent to the joint and 50% survivor form, using the same actuarial adjustments as provided under the Retirement Plan. The five-year installment form shall be actuarially equivalent to the single life annuity (increased for this purpose by the subsidy for the joint and 50% survivor form), but using a discount rate assumption of 6.25% and the mortality table used by the Company for year-end financial reporting purposes for the calendar year preceding the year in which the five-year installment benefit commences.
          (b) Spouse’s Benefit with Respect to Officer Traditional Benefits Described in Sections 4(a)(1) and 4(a)(2)(i).
          If a participant entitled to benefits under Section 4(a)(1) or Section 4(a)(2)(i) dies while still employed by the Company or an Affiliate, the participant’s spouse shall be entitled to a survivor annuity equal to one hundred percent (100%) of the monthly benefit that the participant would have received under Section 4(a)(1) or Section 4(a)(2)(i) had he or she terminated employment on the day before he or she died, survived to the age on which he or she would first be eligible to commence benefits under this Section 5(a), elected to retire and commence benefits under the Plan and the Retirement Plan at that time in the form of a joint and 100% survivor annuity, and then died. Benefits payable to the surviving spouse shall commence on the first day of the month following the participant’s date of death. Benefits payable to a terminated participant entitled to benefits under Section 4(a)(1) or 4(a)(2)(i) who dies prior to commencing benefits shall be paid in the form of a survivor annuity equal to fifty percent (50%) of the monthly benefit for life which the participant would have received had he or she survived to the earliest date under this Section 5(a) upon which he or she could have commenced benefits. Such benefits shall commence as follows: (i) upon death if at the time of such death the participant has either attained age sixty-five (65) or has both attained age fifty-five (55) and completed ten (10) Years of Service; or (ii) age sixty-five (65) if at the time of such death the participant has neither attained age sixty-five (65) nor both attained age fifty-five (55) and completed ten (10) Years of Service.

          (c) Officer Retirement Account Balance Benefits Described in Sections 4(a)(2)(ii) and 4(a)(3).
          (1) Time and Form of Payment. The participant may elect the form and time of payment of benefits described in Section 4(a)(2)(ii) or Section 4(a)(3) on or before the later of December 31, 2008 or the day before the Committee designates the individual as a participant in this Plan. Any such election shall be irrevocable except as provided in the next sentence or Section 5(e). Any election of an annuity form of benefit may be changed to any other actuarially equivalent annuity form of benefit on or before the date annuity payments are to begin. A participant may elect to receive benefits described in Section 4(a)(2)(ii) or Section 4(a)(3) at any time permitted under the Retirement Plan. A participant may elect to receive benefits described in Section 4(a)(2)(ii) or Section 4(a)(3) in the form of a lump sum, a life annuity, or in any joint and survivor annuity form (with the participant’s spouse as joint annuitant) permitted under the Retirement Plan. In addition, a participant who commences benefits after 2007 shall have a five-year installment option with respect to any benefits payable after 2008. A participant may not elect to receive such benefits in any other form, such as the ten-year certain form or the Over-and-Under Payment Method. In the absence of an election regarding the form of benefits, payments shall be made in a lump sum upon separation from service.
          (2) Actuarial Adjustments. The life annuity form of benefit shall be actuarially equivalent to the participant’s Retirement Account Balance, using the actuarial factors set forth in the Retirement Plan. The joint and 50% survivor annuity form shall be fully subsidized (i.e., the amount of the benefit payable for the participant’s life under the joint and 50% survivor annuity shall be equal to the amount of the benefit payable for the participant’s life under the life only annuity benefit). The other joint and survivor annuity forms of benefit shall be actuarially equivalent to the joint and 50% survivor annuity form of benefit, using the actuarial assumptions in the Retirement Plan. The five-year installment form shall be actuarially equivalent to the lump sum benefit (increased for this purpose by the subsidy for the joint and

50% survivor form), but using a discount rate assumption of 6.25% and the mortality table used by the Company for year-end financial reporting purposes for the calendar year preceding the year in which the five-year installment benefit commences.
          (3) Payment Upon Death. If a participant dies before commencement of benefits described in Sections 4(a)(2)(ii) or 4(a)(3), such benefits shall be paid to the participant’s spouse or beneficiary in a lump sum upon the participant’s death.

          (d) SMG Traditional and Retirement Account Balance Benefits Described in Section 4(b).
          (1) Form of Payment — Traditional Benefits. This section governs the election of the form of payment of SMG benefits which supplement benefits described in Sections 5.1.1 and 5.1.2(a) of the Retirement Plan (“Traditional Benefits”). A participant may elect to receive Traditional Benefits in any form permitted under the Retirement Plan except for the Over-and-Under Payment Method. In addition, a participant who commences benefits after 2007 shall have a five-year installment option with respect to any Traditional Benefits payable after 2008. However, a participant must elect the five-year installment form of benefit on or before the later of December 31, 2008 or the day before the Committee designates the individual as a participant in this Plan. If a participant has not elected the five-year installment form of benefit as provided in the preceding sentence, then the participant may elect the annuity form of payment of Traditional Benefits at any time up until the date payments are scheduled to commence. Except as provided in the preceding sentence or in Section 5(e), any such election of the form of payment shall be irrevocable. In the absence of an election with respect to Traditional Benefits, Traditional Benefits payable to a single participant shall be payable as a life annuity and to a married participant in the form of a joint and 50% survivor annuity with the participant’s spouse as beneficiary.
          (2) Time of Payment — Traditional Benefits. The participant may elect the time for payment of Traditional Benefits on or before the later of December 31, 2008 or the day before the Committee designates the individual as a participant in this Plan. Any such election shall be irrevocable except as provided in Section 5(e). A participant desiring to make the election described in the preceding sentence may elect to receive his or her Traditional Benefits upon the later of separation from service or a specified age after age 55 and on or before age 65. Such election of a commencement age before age 65 will be effective only if the participant has ten Years of Service upon his or her separation from service. In the absence of such an election, the participant’s Traditional Benefits will commence as follows: (i) upon separation from service if at the time of such separation from service he or she has either attained age sixty-five (65) or has both attained age fifty-five (55) and completed ten (10) Years of Service; or (ii) age sixty-five (65) if at the time of such separation from service he or she has neither attained age sixty-five (65) nor both attained age fifty-five (55) and completed ten (10) Years of Service.
          (3) Form and Time of Payment — Retirement Account Balance Benefit. A participant may elect the time and form of payment of his or her benefit which supplements his or her Retirement Account Balance under the Retirement Plan (“Retirement Account Balance Benefit”) on or before the later of December 31, 2008 or the day before the Committee designates the individual as a participant in this Plan. A participant may elect to receive his or her Retirement Account Balance Benefit at any time and in any form permitted under the Retirement Plan, except for the Over-and-Under Payment Method. In addition, a participant who commences benefits after 2007 shall have a five-year installment option with respect to any benefits payable after 2008. However, a participant must elect the five-year installment form of benefit on or before the later of December 31, 2008 or the day before the Committee designates the individual as a participant in this Plan. Any election of a form or time of payment for his or her Retirement Account Balance Benefit shall be irrevocable except as provided in the next sentence or Section 5(e). If a participant elects an annuity form of payment for his or her Retirement Account Balance Benefit, such election may be changed to another actuarially equivalent annuity form available under the Retirement Plan at any time on or before annuity payments are scheduled to commence. In the absence of an election, his or her Retirement Account Balance Benefit shall be paid in a lump sum upon separation from service.
          (4) Actuarial Adjustments. Alternate payment forms described in this Section 5(d) (other than the five-year installment form) shall be actuarially equivalent using the assumptions provided under the Retirement Plan. The five-year installment form shall be actuarially equivalent to the single life annuity for the Traditional Benefit or the lump sum for the Retirement Account Balance Benefit, but using a discount rate assumption of 6.25% and the mortality assumption used by the Company for year-end financial reporting purposes for the calendar year preceding the year in which the five-year installment benefit commences.
          (5) Time and Form of Benefits Payable Upon Death. In the event a participant dies before Traditional Benefits described in Section 4(b) commence, benefits shall be paid to the surviving spouse for his or her life commencing as follows: (i) upon death if at the time of such death the participant has either attained age sixty-five (65) or has both attained age fifty-five (55) and completed ten (10) Years of Service; or (ii) age sixty-five (65) if at the time of such death the participant has neither attained age sixty-five (65) nor both attained age fifty-five (55) and completed ten (10) Years of Service. In the event that the participant dies before Retirement Account Balance Benefits described in Section 4(b) commence to the participant, then such benefits shall be paid to the participant’s spouse or beneficiary in a lump sum upon the participant’s death.
          (e) Change in Time and Form of Payment.
          A participant may change an election as to the time and form of payment of his or her benefits if an election is filed in accordance with rules established by the Committee, provided (i) such election must not take effect until at least twelve months after the date on which the election is properly filed, (ii) the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made, and (iii) any election related to a payment that was otherwise to be made at a specified time may not be made less than twelve months prior to the date of the first scheduled payment. Any such change in election must provide for payment at a time permitted under the Retirement Plan and a form permitted under this Plan.
          (f) Cash-Out Provisions.
          (1) If the present value of a participant’s or Spouse’s or Vested Survivor’s vested Traditional Benefit under the Plan is less than the limit described in Code Section 402(g)

upon the participant’s death, retirement, or other separation from service which occurs after 2008, the participant’s or Spouse’s or Vested Survivor’s vested Traditional Benefit shall immediately be distributed in a single lump sum. If the value of a participant’s or Spouse’s or Vested Survivor’s vested Retirement Account Balance Benefit plus the participant’s vested benefit under the Pinnacle West Capital Corporation Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates is less than the limit described in Code Section 402(g) upon the participant’s retirement, death, or other separation from service which occurs after 2008, such vested Retirement Account Balance Benefit shall immediately be distributed in a single lump sum. The benefits of a non-vested participant shall automatically be deemed to be cashed out pursuant to this Section 5(f) upon such participant’s separation from service.
          (2) For purposes of calculating the present value of a participant’s vested benefits, the Spouse’s Benefit or the Vested Survivor’s Benefit, the actuarial assumptions incorporated by reference in Section 2.1(c) of the Retirement Plan shall be used, but in no event shall such present value be less than the present value calculated using the “applicable interest rate” and “applicable mortality table,” as defined in Section 5.19 of the Retirement Plan.
          (g) Reemployment.
          For the avoidance of doubt, once benefits under this Plan have commenced, such benefits shall not be suspended as a result of the participant’s reemployment by the Company or an Affiliate.
ARTICLE SIX

PAYMENT OF BENEFITS BEFORE JANUARY 1, 2009
          A participant who separates from service before January 1, 2009 and who begins receiving payment of his or her benefits under the Retirement Plan before January 1, 2009 shall receive benefits under this Plan in the same manner and at the same time as the participant’s benefits under the Retirement Plan are paid. Notwithstanding the foregoing, a participant who terminated employment after December 31, 2007 will be entitled to change the form of payments of his or her unpaid benefits as of December 31, 2008 under this Plan to the five-year installment option by filing a special election on or before December 31, 2008. Such special election shall only apply to benefits payable after December 31, 2008.
ARTICLE SEVEN

SECTION 409A COMPLIANCE
          If a benefit becomes payable under this Plan to a specified employee, payments due within six months following separation from service shall be delayed and distributed as a single payment on the first day of the seventh month immediately following the participant’s separation from service, with simple interest added to such payments from the date they otherwise would have been paid at the crediting rate in effect under the Retirement Plan. The terms “separation from service” and “specified employee” shall have the meaning set forth in Section 409A of the Code, the regulations thereunder, and the resolution issued by the Board of Directors of the Company defining such terms, except that a separation from service shall not include separation by reason of death. All provisions of this Plan shall be interpreted in a manner so as to be consistent with Section 409A of the Code and the regulations issued thereunder.

ARTICLE EIGHT

FUNDING
          Benefits under this Plan shall be payable from the general assets of the Company and shall not be segregated in a trust fund or otherwise funded in any manner prior to the time of payment. No Plan participant shall have any vested rights hereunder nor any right hereunder to any specific assets of the Company.
ARTICLE NINE

ADMINISTRATION
          The Plan will be administered by the Administrative Committee that administers the Retirement Plan. Except as otherwise expressly provided in this Plan, the Administrative Committee shall have the same powers and responsibilities as it has under Sections 10.4 and 12.2 of the Retirement Plan. Claims for benefits under the Plan shall be determined in the manner set forth in Article Eleven of the Retirement Plan.
ARTICLE TEN

AMENDMENT AND TERMINATION OF THE PLAN
          The Plan may be amended in whole or in part, prospectively or retroactively, by action of the Company’s Board of Directors, and may be terminated at any time by action of the Board of Directors in accordance with the requirements of Code Section 409A and the regulations issued thereunder; provided, however, that no such amendment or termination shall reduce any amount payable hereunder to the extent such amount accrued prior to the date of amendment or termination. All amendments shall be in writing, approved by the Company’s Board of Directors and executed by a duly authorized officer of the Company.

ARTICLE ELEVEN

ASSIGNMENT
          No Plan participant or beneficiary of a Plan participant shall have any right to assign, pledge, hypothecate, anticipate or any way create a lien on any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or be subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Plan participants and their beneficiaries. Notwithstanding the foregoing, assignments of the benefits provided under this Plan shall be permitted for purposes of satisfying family support obligations if such assignments are pursuant to a court order which satisfies the requirements for a “qualified domestic relations order” as defined in Section 206(d)(3) of the Act.
ARTICLE TWELVE

WITHHOLDING
          Any taxes required to be withheld from payments to the Plan participants hereunder shall be deducted and withheld by the Company.
ARTICLE THIRTEEN

OTHER BENEFIT PLANS OF THE COMPANY
          Nothing contained in this Plan shall prevent a Plan participant prior to his or her death, or his or her spouse or other beneficiary after his or her death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under the Retirement Plan or under The Pinnacle West Capital Corporation Savings Plan, or which would otherwise be payable or distributable to him or her, his or her surviving spouse or beneficiary under any plan or policy of the Company or otherwise. Nothing in this Plan shall be construed as preventing the Company or any of its subsidiaries from establishing any other or different plans providing for current or deferred compensation for employees.
ARTICLE FOURTEEN

SPOUSAL CONSENT AND BENEFICIARY DESIGNATIONS
          To the extent required by the Company, a participant must obtain the consent of his or her spouse to a form of benefit under which the spouse does not receive a survivor annuity or to a beneficiary designation under which the spouse is not designated as the beneficiary. A participant may designate his or her beneficiary to receive Retirement Account Benefits which have not yet commenced upon his or her death. In the absence of any such beneficiary designation, the participant’s beneficiary designation under the Retirement Plan shall control or, in the absence of any such designation under the Retirement Plan, the participant’s Retirement Account Benefits shall be paid to the same person or entity as under the Retirement Plan. A participant may also designate a beneficiary to receive any remaining installment payments due upon his or her death under the five-year installment option. In the absence of any such designation, the remaining installment payments shall be paid to his or her spouse if he or she is living on the date of the participant’s death or, in the absence of any such spouse, to his or her estate.
ARTICLE FIFTEEN

MISCELLANEOUS
          Nothing contained in this Plan shall be construed as a contract of employment between the Company and an employee, or as a right of any employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause.
          All of the provisions of this Plan shall be binding upon all persons who shall be entitled to any benefit hereunder, their heirs and personal representatives.
ARTICLE SIXTEEN

EFFECTIVE DATE
          The Plan, as amended and restated, shall be effective as of January 1, 2005.

          IN WITNESS WHEREOF, the Company has caused this Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan, as amended and restated herein, to be executed by its duly authorized officer this 19th day of December, 2008.

PINNACLE WEST CAPITAL CORPORATION

By	/s/ Barbara M. Gomez

Its	VP and Treasurer

Attest:

By	/s/ Donna L. Thomas

	Its	HR Services Director

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